EXHIBIT 2.2

 SECURITIES PURCHASE AGREEMENT

By and among

BLUE EARTH, INC.

as the Buyer,

ECO LEGACY, LLC

as the Company,

and

THE MEMBERS NAMED HEREIN,

as the Sellers.

EFFECTIVE DATE: AUGUST 31, 2011

SCHEDULES

Schedule A:Company Interests.
Schedule B:Project Pipeline
Schedule C:Pipeline Letters of Intent
Schedule D:Power Purchase Agreements

EXHIBITS

Exhibit 2(b): Note to Romero
Exhibit 3(c): Cliff Bream Consulting Agreement
Exhibit 4(a)(xix): Formation Documents, Good Standing Certificates, and Licenses

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 7, 2011, is entered into by and among the Members of ECO Legacy, LLC (the “Sellers”), ECO Legacy, LLC, a California limited liability company, (the “Company”) and Blue Earth, Inc., a Nevada corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Sellers own 100% of the issued and outstanding membership interests of the Company (the “Company Interests”), as set forth on Schedule A;

WHEREAS, the Sellers wish to sell and the Buyer wishes to purchase the Membership Interests (the "Acquisition") on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company will continue to serve as a financing vehicle for Xnergy Distributed Energy Projects and is expected to receive recurring revenue from the equity portion of its alternative energy project pipeline;

WHEREAS, the Company has represented it has pipeline opportunities of approximately $585 million of payments as set forth on Schedule B attached hereto;

WHEREAS, the Company has entered into letters of intent or similar agreements for financings as set forth on Schedule C attached hereto;

WHEREAS, the Company has entered into one Purchase Power Agreement (PPA) set forth on Schedule D attached hereto;

WHEREAS, immediately prior to the execution of this Agreement, the Buyer shall have  entered into an Agreement and Plan of Merger to acquire Xnergy, Inc.;

WHEREAS, immediately following the execution of this Agreement, the Buyer shall transfer the ownership of the Company Interests to Xnergy, Inc.;

WHEREAS, the Board of Directors of the Buyer has determined that the Acquisition is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Buyer and its stockholders;

WHEREAS, the Members of the Company have determined that the Acquisition is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Company and its Members;

WHEREAS, the Board of Directors of each of Buyer and the Company have each adopted resolutions approving this Agreement and the Acquisition, resulting in the acquisition of all of the membership interests of the Company by the Buyer and with the Company continuing as a wholly-owned subsidiary of the Buyer through Xnergy, Inc., itself a wholly-owned subsidiary, and, in each such case, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Sale and Purchase of the Membership Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell, transfer and deliver to the Buyer all Company Interests owned by them, and the Buyer shall purchase from the Sellers all such Company Interests, which collectively constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company, all of which shall be transferred to the Buyer free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges, encumbrances, liabilities and claims of every kind, except those contemplated by the terms of this Agreement or arising under applicable federal and state securities laws.

Section 2.                      Closing.

The closing of the sale and purchase of the Company Interests provided for in Section 1 of this Agreement (the “Closing”) shall take place upon the execution of this Agreement at the offices of the Company, 2721 Loker Avenue, Carlsbad, CA 92010, or at such other location as may be mutually agreed to by the parties.  The deliveries to be made by each of the parties at the Closing are specified in Sections 11 and 12 below.

Section 3.                      Purchase Price.

(a)           Purchase Price.  At Closing, in consideration for Sellers’ sale and transfer of their Company Interests to the Buyer, the Buyer shall assume and agree to pay as specified herein, an obligation to pay Romero, Park & Wiggins P.S. (“Romero”) for services rendered (the “Liability”, which also equals the “Purchase Price”. The amount owed on the Liability is $143,680.70, which is the only liability of the Company. Buyer shall pay Romero $50,000 within five days of Closing. The unpaid balance of the Purchase Price ($93,680) shall be payable by a Promissory Note as specified in the following paragraph. The Liability also equals the “Purchase Price”.

(b)           Promissory Notes.  To evidence the unpaid balance of the Purchase Price, Buyer shall issue to Romero a 7.75% subordinated promissory note~~s~~ in the aggregate amount $93,680.00, as set forth on Schedule A attached hereto.  As set forth in the form of Note attached hereto as Exhibit 2(b), interest and principal are payable monthly on first day of each month commencing November 1, 2011. The payment amount shall be determined on the basis of a six-month amortization schedule.  Prepayments may be made at any time as the Company’s cash flow allows, as determined by the Company’s Board of Directors.

(c)           Consulting Agreement.  At the Closing Cliff Bream shall be offered a consulting contract in the form attached hereto as Exhibit 3(c) with Eco-Legacy, LLC, which shall be a wholly owned subsidiary of Xnergy. Said Consulting Agreement shall be approved by the directors of Buyer before being offered to Cliff Bream.

(d)           Effective Date of the Acquisition. The parties hereto agree that the Acquisition shall be accounted for as if such Acquisition had occurred upon the close of business on August 31, 2011 (the “Effective Date”), regardless of when the Closing in fact occurs. In the event that the Acquisition is consummated, Buyer shall realize any operating profit or loss from the operation of the business of the Company after the Effective Date.  Accordingly, the Sellers agree to consult the Buyer on any material issues or contracts that relate to a period of time beyond the Effective Date.

Section 4.                      Representations and Warranties of the Sellers.  The representations and warranties of the Sellers to the Buyer are as set forth in this Section 4.

(a)           Sellers hereby represent and warrant to the Buyer as of the date hereof, as follows:

(i)           Ownership of Company Interests.  Sellers are the owners, beneficially and of record, of the membership interests set forth opposite his name in Schedule A attached hereto (the “Company Interests”).  Company Interests are not pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Company Interests arising from such Sellers’ actions. The Company Interests are not party to any outstanding warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, relating to the issuance, voting or sale of Company Interests or of any securities representing the right to purchase or otherwise receive any such membership interests.  Sellers are not party to any security holders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Company Interests or the conduct or management of the Company by its Board of Managers. At the Closing, the Sellers shall have good and marketable title to the Company Interests and full right to transfer title to such membership interests, subject to any restrictions imposed by state or federal securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever.  The sale, conveyance, transfer and delivery of the Company Interests by the Sellers to the Buyer pursuant to this Agreement, against payment therefor in accordance with the terms hereof, will transfer full legal and equitable right, title and interest in the Company Interests to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever other than as contemplated by this Agreement and the other agreements and instruments to be entered into in connection with the transactions contemplated hereby (the “Other Agreements”).

(ii)           Capacity.  Sellers have full capacity to enter into and perform their respective obligations under this Agreement and all Other Agreements to which they are a party, and to consummate such transactions. No consent of any other persons or corporations is required to be obtained by Sellers as a condition to their ability to consummate such transactions.  The Sellers have no equity interest in any entity engaged in any businesses competitive with those of the Company. This Agreement and each of the Other Agreements to which Sellers are a party have been duly executed and delivered by Sellers.  This Agreement and each of the Other Agreements to which Sellers are a party constitute the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.

(iii)           Company Interests.  The Company Interests, set forth on Schedule A, attached hereto constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company.  The membership interests are the sole equity of the Company and are duly authorized, validly issued, fully paid and non-assessable.  The membership interests are not subject to any pledge, mortgage or other encumbrance arising by or through any act of the Company, and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stock. There are no outstanding options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Company is party or by which the Company is bound, relating to the issuance, voting or sale of the Company Interests. The Company is not party to any operating agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Membership Interests of the Company or the conduct or management of the Company by its Board of Managers.

(iv)           Organization; Standing; Capitalization.  The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and all Other Agreements to which it is a party, and to consummate such transactions.  The Company has no subsidiaries.  The Company does not hold any equity interest in any entity that is engaged in businesses competitive with those of the Company.  This Agreement and each of the Other Agreements to which the Company is a party have been duly executed and delivered by the Company.  This Agreement and each of the Other Agreements to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.  The Company is duly organized and validly existing under the laws of the State of California, has full power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Company requires such qualification, except where the failure to have such power and authority or to so qualify would not have a material adverse effect on the Company.  The Articles of Formation of the Company and the Operating Agreement, and the minutes and records of the Company delivered to the Buyer are complete and correct.  The Company has all necessary licenses and authority to operate its business as now being conducted, except where the failure to have such licenses or authority would not have a material adverse effect on the Company.

(v)           Legal Proceedings. To the best of Sellers knowledge:

(A)           Neither the Sellers nor the Company is a named party or otherwise directly involved in any pending litigation, arbitration, administrative proceeding or to any investigation related to the business of the Company, and no such litigation, arbitration, administrative proceeding or investigation that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Company, is threatened.

The Sellers have no knowledge of and have not received written notice of any claims, threats, plans or intentions to discontinue commercial relations or transactions from any major customer of the Company, any purchaser of a material amount of goods or services from the Company, any employee or independent contractor significant to the conduct or operation of the Company or its businesses or any party to any material agreement to which the Company is a party that, if resulting in the actual discontinuance of such commercial relations or transaction, would result in a material adverse change in the financial condition, business or properties of the Company .

(B)           The Sellers have received no written notice of any claim (whether on whatever theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Company asserting that the Company is liable for an alleged deficiency in such product or services that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Company.

(C)           The Company is under no obligation with respect to the return of goods in the possession of customers except for those occurring in the ordinary course of business, which are not in the aggregate material to the Company’s business, or against which the Company has established a reserve on its financial statements.

(vi)           Encumbrances. There are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Company set forth on Schedules B, C and D, are subject, except for those arising in the ordinary course of business or by operation of law, which do not materially interfere with the ownership or operation of such assets.

(vii)           Trade Names.  The Company does not own or hold the license or rights to use, any trade names, trademarks, service marks, assumed names or copyrights.

(viii)           Patents. None.

(ix)           Financial Statements.

(A)           Sellers and Members shall provide the Buyer all financial information required by Buyer, who shall prepare audited financial statements of the Company for any time periods required for the Buyers filings (the “Audited Financial Statements”), together with the related notes and schedules required for Buyer to prepare interim financial statements of the Company for any period required thereafter (the “Interim Financial Statements”), together with the related notes and schedules (collectively, the “Financial Statements”). Sellers shall produce accurate information as required and Sellers shall sign all Financial Statements as may be required. Financial Statements prepared by Buyer shall, (i) have been prepared in accordance with generally accepted accounting principles consistently applied and as in effect in the United States from time to time (“GAAP”); (ii) present fairly and in all material respects, the financial condition, results of operations, and cash flows of the Company as of and for the periods specified therein; (iii) have been audited by a certified public accountant and include an unqualified opinion; (iv) are true, correct and complete statements in all material respects of the financial condition and the results of operations of the Company as at and for the periods therein specified; (v) shall and not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by the Financial Statements; and (vi) shall have been prepared from and are in accordance with the accounting Books and Records of the Company.

(B)           Except as and to the extent shown or provided for in the Financial Statements or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 2010 in the ordinary course of business, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise). As of December 31, 2010, there was no material asset used by the Company in its operations that has not been reflected in the Financial Statements when prepared, and, except as set forth in the Financial Statements or disclosed in any Schedule to this Agreement, no material assets have been acquired by the Company since such date except those acquired in the ordinary course of business.

(x)           Tax Matters.

(A)           Filing of Tax Returns and Payment of Taxes.    As of the date hereof, the Sellers have not filed any tax returns with any governmental agency on behalf the Company.  Following the Closing, the Buyer shall be responsible to file all required tax returns for the period commencing on the Closing Date; provided, that the Sellers shall file all required tax returns for the period prior to the date hereof.

(B)           Audit History, Extensions, Etc. There is no action, suit, Taxing authority proceeding (foreign, federal, state or local), or audit with respect to any Tax now in progress, pending, or to the best of the Sellers’ knowledge, threatened, against or with respect to the Company.

(C)           Membership in Affiliated Groups, Etc.  The Company has never been a member of any affiliated group, or filed or been included in a combined, consolidated, or unitary Tax Return other than a consolidated Tax return with respect to the Company. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(D)           Withholding Taxes.  The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

(E)           Amending Tax Returns.  Following Closing, no Tax Returns with respect to the Company shall be amended without the prior written consent of the Sellers if such amendments could result in liability to such Sellers.

(xi)           Accounts Receivable. None. (xii)

(xii)           Title of Properties.

(A)           The Company does not own any real property.  Except as disclosed on Schedule 4(a)(xii), the Company has good, marketable and insurable title to all properties and assets, real and personal, tangible and intangible, as reflected in the Financial Statements or acquired subsequent to December 31, 2010 (other than those which have been disposed of in the ordinary course of business prior to the Closing Date).

(B)           The Company does not have any leases or other agreements requiring aggregate payments by the Company in excess of $15,000.

(C)           The Sellers are not aware of, nor has he received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Company’s business or its owned or leased real or personal properties,

(xiii)           Material Contracts.

(A)           Schedules B, C and D attached hereto contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings, as amended, requiring aggregate payments or services to or by the Company which are not set forth in any other Schedule (“Material Contracts”). All such Material Contracts are in full force and effect and, the Company has and, to the best knowledge of the Sellers, all other parties to, or otherwise bound by, such Material Contracts have performed all obligations required to be performed by them to date.  The Company has not received written notice that it is in default of any Material Contract, and to the best knowledge of the Sellers, no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, would result in) a default or right of cancellation, acceleration or loss of contractual benefits under any Material Contract.  There have been no written threatened cancellations thereof, and the Company is not involved in any outstanding disputes under any Material Contract. No consent of any counterparty to any Material Contract is required as a condition to the Company’s execution and delivery of this Agreement.  Any contracts, agreements, leases or commitments relating to the business of the Company, but held in the name of the Sellers (and set forth in the Schedules hereto) shall be assigned to either the Buyer or the Company on the Closing Date.

(B)           Each Material Contract constitutes a valid and binding obligation of the Company and, to the best knowledge of the Sellers, of the other respective parties to such agreements.  To the best knowledge of the Sellers, no counterparty to any Material Contract is in default thereof, nor are they aware of any event that, with notice, lapse of time or both, would constitute a default by the Company or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.

(C)           No agreement, contract, commitment, obligation or undertaking listed on the Schedules hereto which the Company is a party or by which it or any of its properties is bound, contains any provision, the performance of which materially adversely affects the condition, properties, assets, liabilities, business, operations or prospects of the Company following the date hereof.

(xiv)           Default; Violations or Restrictions.  The execution, delivery and performance of this Agreement and of any Other Agreement by the Company, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) (A) result in the breach of any term or provision of the Articles of Formation or Operating Agreement of the Company; or (B) violate any provision of or result in the breach of, or constitute a default under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal applicable to the Company (other than such violations, breaches or defaults that would not result in a material adverse effect on the Company); or (C) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Company under any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation to which the Company is a party or by which it is bound (other than such violations, breaches, modifications, defaults or conflicts that would not result in a material adverse effect on the Company); or (D) require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Company); or (E) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Company’s assets (other than such liens, claims, restrictions, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the Company).

(xv)           Court Orders and Decrees.  The Company has not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against the Company or involving the Company Interests or any of the Company’s material assets.

(xvi)           Books and Records.  The books and records of the Company are, in all material respects, complete and correct and have been maintained in accordance with good business practice.  True and complete copies of the Articles of Formation and Operating Agreement of the Company and all amendments thereto and true and complete copies of all minutes, resolutions, membership certificates and membership transfer records of the Company are contained in the minute books and that have been previously delivered to the Buyer for inspection, and will be transferred and delivered to the Buyer at the Closing.

(xvii)           Labor Matters.  Schedule 4(a)(xvii)(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company. No person listed thereon has received any bonus or increase in compensation, nor has there been any promise to the employees listed on Schedule 4(a)(xvii) orally or in writing made by the Company or its officers or other employees. There is no commitment or obligation to hire any other person.

The Company is not a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.

(xviii)           Relationships with Customers, Clients and Payors.  The Sellers believe that the Company’s relationships with its customers and clients, and payors are satisfactory, and the Sellers have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Company and the Sellers have no knowledge of any material claims of any of its customers or clients presently outstanding, pending or threatened against the Company.

(xix)           Licenses, Contracts and Permits.  To Sellers’ knowledge, Exhibit (a)(xix) contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates, payor/insurance contracts and franchises which are (i) necessary for the operation of the Company, and (ii) required in connection with the Company’s execution, delivery or performance of this Agreement, all of which have been obtained by the Company and are in full force and effect. The Company is and has been in compliance in all material respects with all Permits set forth on Schedule 4(a)(xix), all of which are valid, binding and in full force and effect, and the Company has not received any written notice to the contrary. None of such Permits will require the consent, approval, novation or waiver of, or giving of notice to, any Governmental Authority or other third party in connection with the consummation of the transactions contemplated by this Agreement.

(xx)           Brokers.  No person acting on behalf of any of the Company or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby.

(xxi)           Compliance With Laws.

(A)           The operations and activities of the Company have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions applicable to the Company (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such noncompliance would not have a Material Adverse Effect.  The conduct of the business of the Company as presently conducted does not conflict with the rights of any other person or violate (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of its Articles of Formation and Operating Agreement as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Company is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a Material Adverse Effect.  The Company has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Company received any written notice that any authority or third party intends to seek enforcement against the Company to compel compliance with any such Laws.

(B)           There are no existing claims or potential claims which may exist against the Company, with respect to the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging or emanating from, the real property leased by the Company to the extent regulated under any Environmental Laws (defined below), of any petroleum or fraction thereof, petroleum product, petroleum by-product, fuel oil, waste oil, explosive, reactive material, ignitable material, corrosive material, hazardous chemical, hazardous waste, hazardous substance, extremely hazardous substance, toxic substance, toxic chemical, radioactive material, medical waste, biomedical waste, infectious material, pollutant, toxic pollutant, herbicide, fungicide, rodenticide, insecticide, contaminant or pesticide and any other element, compound, mixture, solution or substance which may reasonably pose a present or potential risk to human health or the environment (“Hazardous Material”), including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now in effect (“Environmental Laws”) regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.  Since the date first acquired or leased by the Company, the Company has not placed any Hazardous Material on or under the real property owned or leased by the Company and there has been no Hazardous Material on or under the real property owned or leased by the Company.

(C)           Neither the Company, nor any officer, employee or agent of the Company acting on its behalf has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any governmental employee or other person which violates the Foreign Corrupt Practices Act or any other similar Law applicable to the Company.

(xxii)            Guarantees.  The Sellers have not personally guaranteed any of the obligations of the business of the Company.

(xxiii)           Absence of Undisclosed Liabilities. To the best of Sellers knowledge, there are no undisclosed liabilities.

Section 5.                      Representations and Warranties of the Buyer.  Buyer warrants and represents to the Sellers as of the Closing Date as set forth in this Section 5.  As used herein, “best knowledge” or “to the best knowledge” shall mean information actually known by the relevant party or what should be known to such party after due inquiry or in the exercise of reasonable care in the performance of the duties of his office.

(a)        Capacity; No Conflict.  The Buyer has full right, power and capacity to execute, deliver and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Other Agreements does not, and the consummation of the transactions contemplated by this Agreement and the other Agreements will not (i) violate, conflict with or constitute a breach of or default under any term or provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate, conflict with or constitute a breach of any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal known by the Buyer to be applicable to it, (iii) any violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Buyer under any of the terms, conditions or provisions of any contract, lease, note, bond, indenture, instrument, mortgage, deed of trust, license, security agreement or other agreement, obligation or instrument to which the Buyer is a party or by which it is bound, (iv) require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Buyer); or (v) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Buyer or any of its assets, other than with respect to clauses (ii), (iii) or (iv) of this Section 5(a), such violations, conflicts, breaches, modifications or defaults, or such liens, claims, restrictions, charges or encumbrances that would not result in a material adverse effect on the financial condition of the Buyer or on its ability to enter into and perform its obligations hereunder and under the Other Agreements.

(b)        Organization.                                The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)        Consents and Approvals.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, and no consent, authorization or approval of, or notice to, any other third party, is required to be obtained by the Buyer as a condition to or in connection with its execution, delivery or performance of this Agreement and the Other Agreements or the consummation of the transactions contemplated hereby or thereby.

(d)        Legal Proceedings.  Neither the Buyer nor any of its officers or directors is a party to or affected by any pending litigation, arbitration or any governmental administrative proceeding or investigation that would in any manner materially affect its entering into this Agreement or the Other Agreements or performing the transactions contemplated hereby or thereby, or that might result in any material adverse change in the financial condition, business or properties of the Buyer, and to the best of Buyer’s knowledge, no such litigation, arbitration, proceeding or investigation is threatened.

(e)        Binding Obligation.  This Agreement and each of the Other Agreements has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.  All action of the Board of Directors of the Buyer and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly taken.

(f)        Accuracy.  No representation, warranty, covenant or statement by the Buyer in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Sellers pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

 (g)        Compliance With Laws.  The operations and activities of the Buyer have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions known to be applicable to the Buyer (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such noncompliance would not materially and adversely affect the Buyer.  The conduct of the business of the Buyer as presently conducted does not conflict with the rights of any other person or violate (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of its Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Buyer is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a material adverse effect on the Buyer. The Buyer has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Buyer received any written notice that any authority or third party intends to seek enforcement against the Buyer to compel compliance with any such Laws.

Section 6.                      Survival of Representations and Warranties; Indemnification.

(a)        Survival of Representations and Warranties.  All representations and warranties made by the Sellers or the Buyer in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until two (2) years from the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by the Sellers in Sections 4(a)(x) and (xxi), and by the Buyer in Section 5(h) hereof shall survive the Closing until the expiration of the applicable statute of limitations (the “Extended Survival Date”).

(b)        Indemnification by the Sellers.  Subject to the limitations set forth in Section 6(d)(iv) below, the Sellers hereby agree to indemnify, defend and hold harmless the Buyer and its affiliates, and the officers, directors, employees, contractors, agents, representatives of the Buyer, from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (“Losses”) arising out of or relating to any claims, demands, actions, lawsuits or proceedings (“Claims”) made prior to the Survival Date or the Extended Survival Date, if applicable, that Losses have been incurred as a result of (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by the Sellers; (ii) the non-performance by the Sellers in any material respect of any covenant, agreement or obligation to be performed by the Sellers under this Agreement or any Other Agreement; and (iii) the assessment of any federal, state local or other tax liabilities due and payable by the Company for all periods through the Closing Date; provided, however, that:

(A)           to the extent that the underlying representation, warranty, covenant, agreement or obligation (the breach of which gave rise to such Losses) was made by the Sellers, then Sellers’ indemnification obligations hereunder shall be (subject to the limitations set forth in Section 6(d)(iv) below) limited in amount to those Losses directly attributable to Sellers’ breach;

(B)           Sellers shall not be liable for Losses attributable, to the operation of the business of the Company on and after the Closing Date.

(c)        Indemnification by Buyer.  Subject to the limitations set forth in Section 6(d)(iv) below, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers from and against all Losses arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by the Buyer; (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement or any Other Agreement; (iii) the assessment of any federal, state local or other tax liabilities due and payable by the Company for all periods from and after the Closing Date; and (iv) any liabilities arising out of the operation of the business of the Company by Buyer on and after the Closing Date.

(d)        Defense of Claims.

(i)           Whenever any Claim shall be made that alleges a Loss for which indemnification would be payable hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days after the Indemnitee has actual knowledge of such Claim (the “Notice of Claim”).  The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such Claim and a detailed breakdown of the amount or an estimate of the amount of the Loss arising therefrom.

(ii)           If the facts giving rise to any such Claim shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such Claim.

(iii)           Neither the Indemnitee nor the Indemnitor shall settle any Claim or consent to the entry of judgment with respect thereto without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed.  If a firm offer is made to settle a Claim defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such Claim and shall be indemnified pursuant to the terms hereof.  If a firm offer is made to settle a Claim and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such Claim and in such event, the total maximum Losses for which indemnification would be due hereunder with respect to such Claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

(iv)           Notwithstanding any provision of this Agreement to the contrary, no Claim for indemnification pursuant to this Section 6 by the Indemnitee shall be asserted except to the extent indemnifiable Losses exceed, in the aggregate, the sum of $25,000 (the “Basket Amount”), after which only aggregate Losses in excess of the Basket Amount shall be indemnifiable hereunder by the Sellers.  Notwithstanding any provision of this Agreement to the contrary, the maximum liability for indemnification by the Buyer shall not exceed the Purchase Price, and for Sellers, shall not exceed the Purchase Price received by Sellers.   Any liability of any Sellers for indemnification with respect to a Claim shall be satisfied in cash up to the Purchase Price received by Sellers, first from the Escrow Amount held on behalf of Sellers, and if not satisfied, then from the Sellers’ own funds.

Section 7.                      Confidentiality.  From and after the date of this Agreement, each party hereto and their representatives shall maintain the confidentiality of all documents and information of a confidential nature received from any other party hereto in the course of their negotiations and due diligence review.

Section 8.                      The Company’s Covenants Prior to Close.  The Company and the Sellers hereby covenant that, except as otherwise consented to in writing by Buyer, from and after the date hereof until the Closing or the earlier termination of this Agreement:

(a)           Conduct of Business.

(A)           The Company shall carry on the Company’s business (the “Business”) in the ordinary course and in the same manner as heretofore conducted, in consultation with Buyer, not carry on any activity relating to the Business other than normal day-to-day activities, and shall not take any action or fail to take any action, with respect to the Business, if such action or failure thereof could reasonably be expected to have a material adverse effect ("Material Adverse Effect").  “Material Adverse Effect” shall mean, with respect to the Business, any material adverse effect or material adverse change in the financial condition, operations or results of operations of the Business, taken as a whole, or on the ability of Sellers to consummate this transaction.

(b)           Further Assurances. If after the Closing, Buyer determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary (i) at any time, to vest or perfect ownership (of record or otherwise) of its right, title or interest in, to or under, any or all of the Membership Interests of the Company, (ii) at any time during the 18-month period after the Closing, (A) to vest or perfect ownership (of record or otherwise) by the Company of any of its rights, properties or assets or (B) otherwise to carry out this Agreement, Sellers shall execute and deliver, or cause to be executed and delivered, all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and to take and do all such other actions and things as are necessary in order to vest or perfect any and all right, title and interest in, to and under such rights, properties or assets in Buyer, the Company or otherwise to carry out this Agreement.

Section 9.                      Conditions Precedent to the Obligation of the Buyer to Close.  The obligation of the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)        There shall not have been any breach of the representations, warranties, covenants and agreements of the Sellers or the Company contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)        The Sellers and the Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

(c)        The Buyer shall have received certificates dated the Closing Date and signed by the Sellers and the Company certifying that the conditions specified in subsections (a) and (b) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to the Buyer prior to the Closing Date.

(d)        The Company and/or the Sellers shall have obtained and delivered to the Buyer any required consents or approvals of any third parties whose consent is required by such party as a condition to the consummation of the transactions contemplated hereunder.

(e)        The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of the following corporate documents of the Company:

(i)           the Articles of Formation of the Company and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of California;

(ii)           the Operating Agreement of the Company and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Company;

(iii)           certificate of existence of the Secretary of State of California, certifying as of a recent date that the Company is duly organized, validly existing and in good standing under the laws of that State;

(iv)           copies of the minutes and resolutions of the Members of the Company showing the approval by the Members of the execution and delivery by the Company to the Buyer of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of the Company under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Company; and

(v)           a certificate of incumbency identifying the officers and directors of the Company immediately before Closing.

(f)        The Company and/or the Sellers shall have delivered to the Buyer an assignment or consent to all of the leases (if any).

(g)        The Buyer shall have received from the Sellers, original copies of this Agreement and each of the Other Agreements, validly executed and delivered by the Sellers.

(h)         There shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or earnings of the Company.

(i)        There shall be no outstanding actions or threats of action by any party that may materially adversely effect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Company.

(j)        The Company shall have no outstanding debt obligations or Liabilities.

Section 10.                      Conditions Precedent to the Obligations of Sellers and the Company to Close.  The obligations of the Sellers and the Company to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)        There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)        The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Sellers.

(c)        The Sellers shall have received a certificate dated the Closing Date and signed by the Buyer, certifying that the conditions specified in Sections 10(a) and 10(b) above have been fulfilled.

(d)        The Buyer shall have obtained and delivered to the Sellers any required consents or approvals of any third parties whose consent is required by the Buyer as a condition to the consummation of the transactions contemplated hereunder.

(e)        The Sellers shall have received from the Buyer, original copies of this Agreement and each of the Other Agreements, validly executed and delivered by the Buyer.

(f)        The Sellers shall have received originals or certified copies, reasonably satisfactory in form and substance to the Sellers, of the following corporate documents of the Buyer:

(i)           a certificate of existence certifying as of a recent date that the Buyer is a company in good standing under the laws of its state of incorporation;

(ii)           copies of the minutes and resolutions of the Board of Directors of the Buyer showing the authorization and approval by such Board of the execution and delivery by the Buyer of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Buyer; and

(iii)           a certificate of incumbency identifying the officers and directors of the Buyer as of the Closing Date.

Section 11.                      The Buyer’s Obligations at Closing.

(a)        At the Closing, in addition to fulfilling the conditions to closing appearing in Section 9 of this Agreement, the Buyer shall deliver:

(i)           to Romero, the Promissory Note, as set forth in Section 3(A);

(ii)           Pay the $50,000 as required in the purchase terms.

Section 12.                      The Sellers’ Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to Closing appearing in Section 8 herein:

(a)        the Sellers shall deliver to the Buyer the Company Interests representing all of the securities of the Company, free of all liens, claims and encumbrances properly endorsed, or with stock powers executed in blank, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the Buyer paid in full by Sellers.

(b)        the Sellers shall transfer and deliver to the Buyer all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Company.

Section 13.                      Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 14.                      Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and together with the Other Agreements, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, arrangements and understandings, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein.  This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

Section 15.                      Governing Law.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 16.                      Expenses.  The Buyer, the Company and the Sellers shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 17.                      Consent to Jurisdiction.  Notwithstanding any other provision in this Agreement to the contrary, controversies between Buyer and Sellers shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.

Section 18.                      Arbitration.  Any dispute with respect to this Agreement which absent, fraud or a misrepresentation of a material fact, cannot be made acceptable to the parties by an adjustment of the Terms of this Agreement shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute.  The mediation shall take place in San Diego, California, with representatives of the parties present with full authority to negotiate a settlement.  The parties must participate in the Mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration.  If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration.  Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties.  Any such mediation or arbitration shall be conducted in San Diego, California applying California law.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith.  “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.  Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

Section 19.                      Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 20.                      Notices.

(a)        All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Company to:

ECO Legacy, LLC
2721 Loker Avenue West
Carlsbad, CA 92010
Attn: Jason Davis
Telecopier No. (760) 438-7679

if to the Sellers to:

Jason Davis
Joseph Patalano
ECO Legacy, LLC
2721 Loker Avenue West
Carlsbad, CA 92010
Telecopier No. (760) 438-7679

with a copy to:

Romero Park & Wiggins P.S.
Xcel Centre
16935, West Bernardo Drive, Suite 260
San Diego, CA 92127
Attn: Troy Romero
Telecopier No. (425) 450-0728

if to the Buyer to:

Blue Earth, Inc.
2298 Horizon Ridge Parkway, Suite 205
Henderson, Nevada 89052
Attention: Johnny R. Thomas, CEO
Telecopier No. (702) 263-1823

with a copy to:

Davidoff, Malito and Hutcher LLP
605 Third Avenue
New York, New York 10158
Attention: Elliot H. Lutzker, Esq.
Telecopier No.: (212) 286-1884

(b)        Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or. unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 21.                      Non-Waivers.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 22.                      Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 23.                      Miscellaneous.

(a)        Further Assurances:  Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Sellers and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Company and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Company with respect to any audit of any tax returns filed prior to, or that related to periods ending prior to, the Closing; provided, however, that the Buyer and the Company hereby covenant and agree that the Company will not file any amended income tax return for any period ending prior to Closing without first obtaining the Sellers’ written consent thereto.

(b)        Headings.  The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)        Counterparts.  This Agreement may be executed and delivered in multiple counterpart copies.  each of which shall be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

SELLERS:

/s/ Jason Davis
Jason Davis

/s/ Joseph Patalano
Joseph Patalano

THE COMPANY:

ECO LEGACY, LLC

By: /s/ Jason Davis
Name: Jason Davis
Title: Managing Member

BUYER:

BLUE EARTH, INC.

BY:/s/ Johnny R. Thomas
Name: Johnny R. ThomasTitle:  CEO